ACTIONPOINT, INC.
COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                    ------------------- -------------------
                                       2000      1999      2000      1999
                                    --------- --------- --------- ---------
Net income (loss).................   ($1,750)     $185   ($6,889)     $312
                                    ========= ========= ========= =========

Shares used in basic EPS
 calculation......................     4,179     4,475     4,157     4,592

Dilutive effect of stock
 options..........................        --         9        --        10
                                    --------- --------- --------- ---------
Shares used in diluted EPS
 calculation......................     4,179     4,484     4,157     4,602
                                    ========= ========= ========= =========

Basic EPS.........................    ($0.42)    $0.04    ($1.66)    $0.07

Diluted EPS.......................    ($0.42)    $0.04    ($1.66)    $0.07
                                    ========= ========= ========= =========

At June 30, 2000 and 1999, 2,755,964 and 1,970,663 options outstanding were not included in the computation of diluted EPS because the exercise price was greater than the average market price or because the Company incurred a net loss.